Exhibit 10.2

Execution Version

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

THE RIGHT TO PURCHASE ORDINARY SHARES SET FORTH HEREUNDER HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2026 by and between (i) MeiraGTx Holdings plc, a Cayman Islands exempted company, with offices at 655 Third Avenue, Suite 1115, New York, NY 10017 (the “Company”), and (ii) TPC Investments Solutions II LP, a Delaware limited partnership, and TPC Investments Solutions Co-Invest II LP, a Delaware limited partnership (each, an “Investor” and collectively, the “Investors”).

RECITALS

In connection with entering into that certain Note Purchase Agreement by and among the Company, the other obligors party thereto, the purchasers party thereto and Maverick SA LLC, as Purchaser Agent, dated as of even date herewith (the “NPA”), the Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and subject to the conditions stated in this Agreement, up to $25 million in ordinary shares of the Company, nominal value $0.00003881 per share (the “Ordinary Shares”). Capitalized terms used herein have the respective meanings ascribed thereto in the NPA unless otherwise defined herein.

In connection with the execution of this Agreement, the parties hereto will execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide registration rights therein in respect of the Shares (as defined herein) under the 1933 Act (as defined herein), and the rules and regulations promulgated thereunder, and the applicable state securities laws.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Definitions.

1.1Certain Defined Terms. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common

Control with, such Person, provided that the Investors and their respective Subsidiaries shall not be deemed to be Affiliates of the Company and its Subsidiaries, and vice versa.

“Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of (i) the President and Chief Executive Officer and (ii) the Chief Operating Officer and Chief Financial Officer of the Company.

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with patents, patent applications, copyrights, trademarks, service marks, trade names, service names, trade secrets and other similar or equivalent proprietary rights.

“Material Adverse Change” means (i) a material adverse effect on the business, operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (ii) a material adverse effect on the validity or enforceability of this Agreement, (iii) a material adverse effect on the ability of the Company to perform any of its material obligations under this Agreement, or (iv) a material adverse effect on the rights or remedies of the Investors under this Agreement.

“Material Contract” means any contract, instrument or other agreement to which the Company or its Subsidiaries is a party or by which it is bound and that is material to the business of the Company and its Subsidiaries, taken as a whole, including those that have been filed or were required to have been filed as exhibits to the SEC Filings pursuant to Item 601(b)(10) of Regulation S-K.

“Nasdaq” means The Nasdaq Global Select Market.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” means all reports, schedules, forms, statements and other documents required to be filed, and filed, by the Company under the 1933 Act and the 1934 Act since January 1, 2025.

“Transfer” means, by any Person, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any shares of equity securities beneficially owned by such Person or of any interest in any equity securities beneficially owned by such Person. In the event that any Person that is a corporation, partnership, limited liability company or other legal entity (other than a natural person) ceases to be controlled by the Person controlling such Person, such event shall be deemed to constitute a “Transfer” of the assets (including any securities) held directly or indirectly by such first Person, and “Transferred” shall be construed accordingly.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

1.2Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Announcement	Section 10.7
Anti-Money Laundering Laws	Section 6.23
[***]	[***]
CFC	Section 8.7
Closing	Section 3.1
Closing Date	Section 3.1
Code	Section 8.7
Company	Preamble
Date of Exercise	Section 4.1(d)
EDGAR System	Section 6.6
Environmental Laws	Section 6.16
Exercise Amount	Section 4.1(c)
Exercised Right Shares	Section 4.1(d)
Exercise Price	Section 4.1(i)
FDA	Section 6.28
FINRA	Section 4.2(c)
GAAP	Section 6.6
Initial Shares	Section 2
Investors	Preamble
Legend Removal Date	Section 8.1
Maximum Percentage	Section 8.9
[***]	[***]
New Right	Section 5.2
Notice of Exercise	Section 4.1(c)
NPA	Recitals
Offer Notice	Section 4.2(a)
Offering	Section 4.2(a)
Offering Participation Opportunity	Section 4.2(b)
Offering Price	Section 4.2(b)
Ordinary Shares	Recitals
Permitted Transferee	Section 10.1
PFIC	Section 8.7
Purchase Price	Section 2
QEF	Section 8.7
Register of Members	Section 3.2
Right	Section 4.1(a)

Right and Participation Term	Section 4.1(b)
Right Register	Section 5.1
Right Shares	Section 4.1(a)
Rule 144 Certificate	Section 8.1
Sanctioned Country	Section 6.24
Sanctions	Section 6.24
Share Delivery Date	Section 4.1(d)
Shares	Section 4.1(a)
Standard Settlement Period	Section 4.1(d)
Total Right and Offering Participation Amount	Section 4.1(a)
Trading Day	Section 4.1(d)
Transfer Agent	Section 8.1
Unrestricted Shares	Section 8.2

1.3Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or,” “any” and “either” when used in this Agreement are not exclusive. The word “extent” in the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) unless otherwise required by law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

2.Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth herein, on the Closing Date, the Company shall issue and sell to the Investors, and each

Investor shall purchase that number of Ordinary Shares set forth opposite such Investor’s name on Exhibit B hereto (collectively, the “Initial Shares”) at a price per Ordinary Share equal to $10.52, for an aggregate purchase price of $9,999,996.40 (the “Purchase Price”).

3.Closing.

3.1Closing. The closing of the purchase and sale of the Initial Shares (the “Closing”) shall occur remotely via exchange of documents and signatures at or before 2:00 pm Eastern Time on the Second Purchase Date (the “Closing Date”). On the Closing Date, the Investors shall deliver or cause to be delivered to the Company the Purchase Price via wire transfer of immediately available funds pursuant to the wire instructions provided by the Company to the Investors prior to the Closing Date.

3.2On the Closing Date, the Company shall deliver or cause to be delivered to each Investor the Initial Shares in book-entry form, registered in the name of such Investor (following the Transfer Agent (as defined below) updating the register of members of the Company (the “Register of Members”) to reflect the issuance of such Initial Shares), in the amount as set forth in this Agreement.

4.Right to Purchase Additional Shares; Opportunity to Participate in Future Financings.

4.1Right to Purchase Additional Shares.

(a)The Company hereby grants to each of the Investors (including in all respects its Permitted Transferees and assigns) the right to purchase at any time and from time to time after the Closing and on or prior to the expiration of the Right and Participation Term (such purchase right, the “Right”) up to a number of newly issued Ordinary Shares equal to the amount set forth opposite such Investor’s name under “Aggregate Exercise Price” on Exhibit C attached hereto (as such amount may be adjusted pursuant to Section 4.2, the “Total Right and Offering Participation Amount”) divided by the Exercise Price, rounding down to the nearest whole share (such shares, the “Right Shares” and, together with the Initial Shares, the “Shares”); provided, however, no Investor may partially exercise the Right for a dollar amount of Right Shares that is less than $7,500,000 (as such amount may be adjusted pro rata with any adjustment to the Total Right and Offering Participation Amount pursuant to Section 4.2) unless (a) such lesser amount is necessary to prevent any Investor from acquiring a number of Ordinary Shares that would exceed the Maximum Percentage or (b) it is the final exercise and such final exercise is for the remaining, unexercised portion of the Total Right and Offering Participation Amount. For the avoidance of doubt, the maximum aggregate number of Right Shares that can be purchased pursuant to the Right by all Investors is that number of Right Shares issuable for an aggregate Exercise Price for all Investors of approximately $15,000,000 (subject to any adjustment of the Total Right and Offering Participation Amount pursuant to Section 4.2).

(b)The Right shall be exercisable by the Investors at any time after the Closing and from time to time until exercised in full until the earlier of (i) the close of business on [***]and (ii) the closing date of a Change of Control (excluding any Permitted Acquisitions) (as applicable, the “Right and Participation Term”). The Company shall notify the Investors in writing at least ten (10) Business Days prior to the anticipated date of any Change of Control, which notice may be satisfied pursuant to Section 10.4 or pursuant to the Company’s filing of a Current Report on Form 8-K with the SEC.

(c)The Right shall be exercisable by the Investors by delivery of the notice of exercise attached as Exhibit D hereto (the “Notice of Exercise”) together with an amount equal to (i) the number of Right Shares as to which the Right is being exercised, multiplied by (ii) the Exercise Price (the “Exercise Amount”), paid via wire transfer of immediately available funds pursuant to the wire instructions provided by the Company to the Investors.

(d)Upon delivery of a Notice of Exercise by an Investor to the Company at its address for notice set forth in Section 10.4 and upon payment of the Exercise Amount for the Right Shares being purchased by such Investor, the Company shall deliver or cause to be delivered to such Investor the Right Shares subject to such Notice of Exercise (the “Exercised Right Shares”) in book-entry form, registered in the name of such Investor (following the Transfer Agent updating the Register of Members to reflect the issuance of such Right Shares), such delivery to be made promptly, but in any case in accordance with the Standard Settlement Period (the “Share Delivery Date”). In lieu of delivery of a book-entry position and subject to applicable law, such Investor may direct the Company by written notice to have the Right Shares deposited in an account designated by such Investor; provided, however, that such Investor demonstrates compliance with applicable securities laws in connection with any such notice and no such designation shall be made by the Investor during the Lock-Up Period. Any person so designated by such Investor to receive Right Shares shall be deemed to have become the holder of record of such Right Shares and shall be treated as a shareholder of the Company for all purposes as of the Date of Exercise of the Right. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days. As used in this Agreement, a “Date of Exercise” means the date on which such Investor shall have delivered to the Company (i) the Notice of Exercise attached hereto, appropriately completed and duly signed and (ii) payment of the Exercise Amount for the Right Shares being purchased. As used in this Agreement, “Trading Day” means any weekday on which the primary trading market or exchange for the Ordinary Shares is normally open for trading.

(e)If the Company fails to deliver the Right Shares pursuant to Section 4.1(d) by the Share Delivery Date, then the applicable Investor will have the right to rescind such exercise.

(f)[***]

(g)No fractional Right Shares will be issued in connection with any exercise of the Right. In lieu of any fractional shares that would otherwise be issuable, the number of Right Shares to be issued shall be rounded down to the next whole number.

(h)Issuance and delivery of the Right Shares upon exercise of the Right shall be made without charge to the applicable Investor for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of such issuance, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any capital gains tax or income tax that may be imposed on such Investor; provided further that if Right Shares are to be registered in a name or names other than the name of such Investor, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by such Investor.

(i)If this Agreement is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Agreement, a new Right, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new Right under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

(j)In the event an Investor exercises the Right, the purchase price per share at which such Investor shall be required to purchase the Right Shares (the “Exercise Price”) shall be [***]; provided, however, that if the number of Right Shares to be purchased pursuant to the relevant Notice of Exercise, together with all prior issuances of Shares pursuant to this Agreement, is greater than [***] Ordinary Shares, then [***].

4.2Opportunity to Participate in Future Financings.

(a)From the date hereof until the expiration of the Right and Participation Term, if the Company proposes to undertake an offering of Ordinary Shares, or any instruments convertible into Ordinary Shares, which, when considered as part of any broader related transaction or transactions, as applicable, is primarily for capital raising purposes (excluding any issuances of Ordinary Shares or instruments convertible into Ordinary Shares made in connection with a collaboration, technology license, development or other similar agreement or strategic acquisition or partnership or any issuances pursuant to an at-the-market offering) (such proposed offering, an “Offering”), the Company shall, within a reasonable period of time preceding the consummation of the Offering, provide written notice to the Investors of such Offering, including the material proposed terms of such offering, or, if applicable, shall direct the underwriters or placement agents of such Offering to promptly contact the Investors regarding such Offering (the “Offer Notice”); provided, that the Investors enter into an agreement to keep the Offer Notice and the information set forth therein confidential and, if needed, to refrain from transacting in the Ordinary Shares.

(b)The Company shall use its best efforts to provide the Investors with the opportunity to purchase Ordinary Shares, or such instruments convertible into Ordinary Shares, as applicable, to be sold in such Offering (without regard to the exercise of any over-allotment Right) at the same price per security at which the securities offered in the Offering are being offered to other investors, before excluding underwriters’ discounts and commissions or placement agent fees, as applicable (the “Offering Price”), and on the same terms as those granted to other participants in the Offering, having an aggregate Offering Price (and collectively among all Investors) equal to the Total Right and Offering Participation Amount (the “Offering Participation Opportunity”). The Total Right and Offering Participation Amount available to the Investors shall be reduced, as applicable, by (i) the aggregate Offering Price of the Ordinary Shares purchased by the Investors in any Offering or Offerings and (ii) the aggregate Exercise

Price for the Right Shares issued upon any exercise of the Right. The Offering Participation Opportunity shall terminate and expire upon the expiration of the Right and Participation Term.

(c)The Company shall provide the Investors with reasonable advance notice of the proposed Offering.

(d)Notwithstanding the foregoing, in the event that (i) the Company is advised by the SEC, the Financial Industry Regulatory Authority (“FINRA”), any securities exchange on which the Company’s shares are traded or any other regulatory body (or any of their staffs), or (ii) outside legal counsel for the Company reasonably determines, after consulting with legal counsel to the Investors, that the offering or sale of such securities to the Investors as described in this Section 4.2 would violate any applicable federal or state securities laws or the applicable rules or regulations of the SEC, FINRA, such securities exchange, or any other applicable regulatory body, then no Investor shall be given the opportunity to participate in the Offering.

(e)The Company and the Investors hereby acknowledge that: (i) all offers to be made to the Investors pursuant to this Agreement shall be conducted in compliance with all federal and state securities laws and regulations and all applicable rules, regulations and policies of the SEC, any securities exchange on which the Ordinary Shares are traded, or any other regulatory body; (ii) nothing in this Section 4.2 constitutes an offer or the commitment by any person to purchase any securities in any offering, and (iii) the rights of the Investors under this Section 4.2 to purchase securities in an offering will be conditioned upon the completion of any such Offering.

5.Right Register; Transfers of Right.

5.1The Company shall register the Right in a record to be maintained by the Company for that purpose (the “Right Register”) in the name of the applicable Investor. The Company may deem and treat the applicable Investor as the absolute owner hereof for the purpose of any exercise hereof and for all other purposes, absent actual notice to the contrary.

5.2Subject to Section 10.1 and compliance with the relevant securities laws, this Agreement may be transferred in its entirety and not in part and the Company shall register such transfer of the Right in the Right Register, upon surrender of this Agreement, together with the Form of Assignment attached hereto as Exhibit E, duly completed and signed, to the Company at its address for notice set forth in Section 10.4. Upon any such transfer, a new Right to purchase Shares, in substantially the form of this Agreement (any such new Agreement, a “New Right”), shall be issued to the transferee. The acceptance of the New Right by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of the Right.

6.Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors as of the Closing Date and each date on which the Company delivers Right Shares to an Investor (with the exception of Section 6.32, which shall only be as of the Closing Date) that, except as described in the SEC Filings, the NPA, this

Agreement and the Registration Rights Agreement, each of which qualify these representations and warranties in their entirety:

6.1Organization, Good Standing and Qualification. The Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change. Each of the Company’s Subsidiaries (i) has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to carry on its business as now conducted and to own or lease its properties, and (ii) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Change.

6.2Authorization. The Company has the requisite corporate power and authority and has taken all requisite corporate action necessary for, and no further action on the part of the Company and its shareholders is necessary for, (i) the authorization, execution and delivery of this Agreement, (ii) the performance of all obligations of the Company under this Agreement, and (iii) the issuance and delivery of the Shares. This Agreement has been duly authorized and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, including for the sake of clarity, applicable law as set forth therein, and subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

6.3Capitalization. The SEC Filings accurately reflect, in all material respects, as of their respective dates (a) the authorized share capital of the Company; (b) the number of shares of the Company issued and outstanding; (c) the number of shares of the Company issuable pursuant to the Company’s stock plans; and (d) the number of shares of the Company issuable and reserved for issuance pursuant to securities (other than the Shares) exercisable for, or convertible into or exchangeable for any shares of the Company. All of the issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid, nonassessable and none of such shares were issued in violation of any pre-emptive rights and such shares were issued in compliance in all material respects with applicable Cayman Islands, state and federal securities law and any rights of third parties. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to the issuance by the Company of the Shares. As of the date hereof, there are no outstanding warrants, options, convertible securities or other securities or agreements or arrangements of any character under which the Company is obligated to issue any equity securities. There are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind between the Company and any of the securityholders of the Company relating to the securities of the Company held by them. No Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person. The Company does not have an outstanding shareholder rights plan or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of applicable events. The issuance and sale of the Shares will not obligate the Company to issue Ordinary Shares or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

6.4Valid Issuance. The Shares have been duly and validly authorized and, when issued (by the entry of the applicable Investor in the Register of Members confirming that such Shares have been issued credited as fully paid) and paid for pursuant to the terms of this Agreement, shall be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer imposed by applicable securities laws.

6.5No Material Adverse Change. Since March 31, 2026, (i) there has not been any event, occurrence, development or condition of any character that has had or would reasonably be expected to have a Material Adverse Change; (ii) there have not been any changes in the authorized capital, assets, liabilities, financial condition, business, Material Contracts or operations of the Company and its Subsidiaries, taken as a whole, from that reflected in the consolidated financial statements of the Company and its Subsidiaries, except for any such changes in the ordinary course of business which have not had or would not reasonably be expected to have a Material Adverse Change and (iii) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders. No material event, liability, fact, circumstance, occurrence or development has occurred or exists, or is reasonably expected to occur or exist, with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable law that has not been publicly disclosed.

6.6SEC Filings; Financial Statements. Since January 1, 2025, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the 1933 Act and the 1934 Act. The financial statements included in the SEC Filings comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited quarterly financial statements may not contain all footnotes required by GAAP, as permitted by Form 10-Q under the 1934 Act). At the time of filing thereof, the SEC Filings complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as applicable, and, as of their respective dates, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has further made available to the Investors through the Electronic Date Gathering, Analysis, and Retrieval System (the “EDGAR System”), true and complete copies of the SEC Filings. The Company has made all filings required to be made pursuant to the 1934 Act. No event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the SEC Filings are being incorporated by reference into effective registration statements filed by the Company under the 1933 Act).

6.7Consents. The execution, delivery and performance by the Company of this Agreement and the offer, issuance and sale of the Shares pursuant to this Agreement require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than (a) filings that have been made pursuant to applicable state securities laws, (b) post-sale filings pursuant to applicable state and federal securities laws, (c) filings pursuant to the rules and regulations of Nasdaq, and (d) such other consents, actions or filing that the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company and its Subsidiaries (taken as a whole), to consummate the transactions contemplated hereby. Subject to the accuracy of the representations and warranties of the Investors set forth in Section 7, the Company has taken all action necessary to exempt the issuance and sale of the Shares pursuant to this Agreement from the provisions of any shareholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which any of its assets and properties is subject that is or would reasonably be expected to become applicable to the Investors as a result of the transactions contemplated by this Agreement, including the issuance of the Shares and the ownership, disposition or voting of the Shares by the Investors or the exercise of any right granted to the Investors pursuant to this Agreement.

6.8Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its Subsidiaries is or would reasonably be expected to become a party or to which any property of the Company is or would reasonably be expected to become the subject that, individually or in the aggregate, if determined adversely to the Company or its Subsidiaries, would (i) reasonably be expected to have a Material Adverse Change or (ii) adversely affect or challenge the legality, validity or enforceability of this Agreement. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any director or officer thereof, is or has been the subject of any action involving a judicially filed claim of violation of or liability under U.S. federal, state or foreign securities laws or a judicially filed claim of breach of fiduciary duty that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole). There has not been, and to the Company’s Knowledge, there is not pending or threatened, any investigation by the SEC involving the Company or any current or former director or officer of the Company that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole). The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its Subsidiaries under the 1933 Act or the 1934 Act.

6.9Compliance. The Company is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any Material Contract, (ii) in violation of any judgment, decree or order of any court, arbitrator or governmental body or (iii) in violation of any statute, rule, ordinance or regulation of any governmental authority, including any foreign, federal, state or local law relating to taxes, environmental protection, occupational health and safety, product quality and safety or employment and labor matters, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

6.10Tax Matters. (a) Each of the Company and its Subsidiaries has (i) timely filed (taking into account all applicable extensions) all material tax returns required to be filed by it with the appropriate governmental authority and (ii) paid (or had paid on its behalf) to the appropriate governmental authority all material taxes required to be paid by it, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP in the applicable financial statements referred to in Section 6.6 and (b) there are no material tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties.

6.11Use of Proceeds. The net proceeds of the sale of the Shares hereunder shall be used by the Company as working capital and for general corporate purposes.

6.12Title to Properties.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, (i) the Company and its Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects, and (ii) the Company and its Subsidiaries hold leased real or personal property under valid, subsisting and enforceable leases with which the Company and its Subsidiaries are in compliance.

6.13No Conflict, Breach, Violation or Default. The execution, delivery and performance of this Agreement by the Company and the issuance and sale of the Shares pursuant to this Agreement shall not conflict with or result in a breach or violation of (a) any of the terms and provisions of the Company’s Articles of Association, as in effect on the date hereof (true and complete copies of which have been filed through the EDGAR System) or (b) assuming the accuracy of the representations and warranties in Section 7, any applicable statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or its Subsidiaries, or any of their assets or properties, except in the case of clause (b), as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole) and would not reasonably be expected to, individually or in the aggregate prevent, materially delay or materially impair the ability of the Company to consummate a Closing. The execution, delivery and performance of this Agreement by the Company and the issuance and sale of the Shares pursuant to this Agreement shall not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract, instrument or other agreement to which the Company or its Subsidiaries is a party or by which it is bound, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole) and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate a Closing.

6.14Intellectual Property.  (i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change,  the Company and its Subsidiaries own or otherwise have rights to use the Intellectual Property Rights used in, necessary for, or material to the conduct of the Company’s business as currently conducted; (ii) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by any Person that the Company’s business or the business of its Subsidiaries as now conducted infringes or otherwise violates any Intellectual Property Rights of another Person; (iii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, to the Company’s Knowledge, there is no existing infringement by another Person of any of the Intellectual Property Rights of the Company or its Subsidiaries; (iv) the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights material to the conduct of its business, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change; (v) all material licenses or other material agreements under which the Company is granted Intellectual Property Rights are in full force and effect and, to the Company’s Knowledge, there is no material default by any other party thereto, except as would not reasonably be expected to have a Material Adverse Change; and (vi) the consummation of the transactions contemplated by the NPA and this Agreement shall not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any Intellectual Property Rights that is material to the conduct of the Company’s business as currently conducted.  The Company has no reason to believe that the licensors under such licenses and other agreements do not have and did not have all requisite power and authority to grant the rights to the Intellectual Property Rights purported to be granted thereby.

6.15Certificates, Authorities and Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change the Company and its Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them. Neither the Company nor any of its Subsidiaries have received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or its Subsidiaries, would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

6.16Environmental Matters.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, neither the Company nor any of its Subsidiaries:  (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively,

“Environmental Laws”), (ii) has released any hazardous substances regulated by Environmental Law on to any real property that it owns or operates, or has received any written notice or claim it is liable for any off-site disposal or contamination pursuant to any Environmental Laws; and (iii) to the Company’s Knowledge, there is no pending or threatened investigation that would reasonably be expected to lead to such a claim.

6.17Compliance with Nasdaq Continued Listing Requirements. The Company is in material compliance with applicable Nasdaq continued listing requirements and the Company has not received any notice from Nasdaq of the delisting of the Ordinary Shares from Nasdaq nor, to the Company’s Knowledge, is there any reasonable basis for the delisting of the Ordinary Shares from Nasdaq. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Ordinary Shares on Nasdaq.

6.18Brokers and Finders. Neither the Company nor any of its Subsidiaries shall have as a result of the transactions contemplated by this Agreement any obligation to pay any broker’s, finder’s or similar commission, fee or compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company or its Subsidiaries.

6.19No Directed Selling Efforts or General Solicitation. Neither the Company nor any of its Subsidiaries nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D under the 1933 Act) in connection with the offer or sale of any of the Shares.

6.20No Integrated Offering. Neither the Company nor any of its Subsidiaries nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated by this Agreement or would require registration of the Shares under the 1933 Act.

6.21Private Placement. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 7, the offer and sale of the Shares to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act. The issuance and sale of the Shares does not contravene the rules and regulations of Nasdaq.

6.22No Unlawful Payments. Neither the Company nor any of its Subsidiaries nor any director, officer, or employee of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any agent, affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its Subsidiaries have instituted and continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

6.23Compliance with Anti-Money Laundering Laws. (i) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and (ii) no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

6.24No Conflicts with Sanctions Laws. Neither the Company nor any of its Subsidiaries, directors, officers or employees nor, to the Company’s Knowledge, any agent, or affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions (each, a “Sanctioned Country”). The Company shall not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its Subsidiaries have not knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

6.25Transactions with Affiliates. As of the date hereof, none of the executive officers or directors of the Company or its Subsidiaries and, to the Company’s Knowledge, none of the employees of the Company or its Subsidiaries is presently a party to any transaction with the Company (other than as holders of stock options and/or warrants, and for services as employees, officers and directors) that is required to be disclosed under Item 404 of Regulation S-K under the 1933 Act.

6.26Internal Controls. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act), which are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities. Since the end of the Company’s most recent audited fiscal year through the date of this Agreement, there have been no significant deficiencies or material weakness in the Company’s internal control over financial reporting that remain un-remediated and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal controls over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

6.27Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing and each date of issuance of Right Shares, as applicable, will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.28Tests and Preclinical and Clinical Trials.  (i) The studies, tests and preclinical and clinical trials conducted by or, to the Company’s Knowledge, on behalf of the Company that are described in the SEC Filings were and, if still pending, are being, conducted in all material respects in accordance with the protocols submitted to the U.S. Food and Drug Administration (the “FDA”) or any foreign governmental body exercising comparable authority, procedures and controls pursuant to, where applicable, accepted professional and scientific standards, and all applicable laws and regulations; (ii) the descriptions of the studies, tests and preclinical and clinical trials conducted by or, to the Company’s Knowledge, on behalf of the Company, and the results thereof, contained in the SEC Filings are accurate and complete in all material respects; (iii) the Company has not received any notices or correspondence from the FDA, any foreign, state or local governmental body exercising comparable authority or any Institutional Review Board requiring the termination, suspension, material modification or clinical hold of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company and (iv) the Company is not aware of any other studies, tests or preclinical and clinical trials, the results of which call into question the results described in the SEC Filings.

6.29Labor.  Neither the Company nor any of its Subsidiaries is bound by or subject to any collective bargaining agreement or any similar agreement with any organization representing its employees.  As of the date hereof, no labor dispute with the employees of the Company and its Subsidiaries exists or, to the Company’s Knowledge, is threatened, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers or contractors that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

6.30Regulation M Compliance. The Company has not, and to the Company’s Knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

6.31Other Covered Persons. The Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares.

6.32No Other Transactions. Except as otherwise disclosed to the Investors or sales in connection with the payment or withholding of income taxes due to the vesting or settlement of equity awards, the Company is not aware of any pending, planned or contemplated significant sale or other disposition of Ordinary Shares by any of its Section 16 officers and directors, other than sales pursuant to a contract, instruction or plan that complies with Rule 10b5-1 under the 1934 Act.

6.33Full Disclosure. The written materials delivered to the Investors in connection with the transactions contemplated by this Agreement, when considered together with the SEC Filings, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company understands and confirms that the Investors will rely on the foregoing representations in effecting the transactions under this Agreement.

6.34No Other Representation or Warranty. Other than the representations and warranties expressly set forth in this Agreement, neither the Company nor any other Person on behalf of the Company makes, and the Company, on behalf of itself and each such other Person, hereby disclaims, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries, and the Investors are not relying on any representation or warranty other than those expressly set forth in this Agreement. The Company agrees that, other than the representations and warranties expressly set forth in this Agreement, the Investors do not make and have not made any representations or warranties relating to themselves or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, and the Company is not relying on any representation or warranty other than those expressly set forth in this Agreement.

7.Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company as of the Closing Date and each Date of Exercise that:

7.1Organization and Existence. Each Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to enter into and consummate the transactions contemplated by this Agreement and to carry out its obligations under this Agreement.

7.2Authorization. Each Investor has the requisite corporate power and authority and has taken all requisite corporate action necessary for, and no further action on the part of such Investor and its shareholders is necessary for, (i) the authorization, execution and delivery of this Agreement, (ii) the performance of all obligations of such Investor under this Agreement, and (iii) the purchase of the Shares as contemplated hereby. This Agreement has been duly authorized and, when executed and delivered by the Company, shall constitute the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

7.3Accredited Investor; Purchase for Own Account; Due Diligence; Investment Experience and Risk. Such Investor (A) is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act, and it is acquiring the Right and the Shares for its own account for investment purposes and not with the view to any sale or distribution, (B) not with a view to the resale or distribution of any part thereof, and will not offer, sell or otherwise dispose of the Right or the Shares except under circumstances as will not result in a violation of applicable securities laws, (C) has had such opportunity as it has deemed adequate to ask questions of the Company and its representatives and to otherwise obtain from the Company such information regarding the Company, along with copies of all information from the Company that it deems necessary to permit it to evaluate the merits of accepting the Right and the Shares, (D) has such knowledge, sophistication and experience in business and financial matters to be able to evaluate the merits, risks and other considerations relating to the acquisition of the Right and the Shares; (E) understands and acknowledges that the Right and the Shares involves a high degree of risk; and (F) the Investor did not learn of the investment in the Right and the Shares as a result of any general solicitation or general advertising.

7.4Restricted Securities. Such Investor understands that the Right and the Shares are not registered under the 1933 Act, that the Right and the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, it must hold the Right and the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

7.5No Other Representation or Warranty. Other than the representations and warranties expressly set forth in this Agreement, neither the Investors nor any other Person on behalf of any Investor makes, and each such Investor, on behalf of itself and each such other Person, hereby disclaims, any express or implied representation or warranty with respect to such Investor, and the Company is not relying on any representation or warranty other than those expressly set forth in this Agreement. Each Investor agrees that, other than the representations and warranties expressly set forth in this Agreement, neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, and such Investor is not relying on any representation or warranty other than those expressly set forth in this Agreement. In particular, without limiting the foregoing, none of the Company or any other Person makes or has made any representation or warranty to any Investor or any of its Affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Affiliates or any of their respective businesses, or (b) any oral or, except for the representations and warranties expressly made by the Company in Section 6, written information made available to the Investors or any of their Affiliates or representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

8.Covenants and Agreements of the Parties.

8.1Removal of Legends. In connection with any sale or disposition of the Shares by the Investors or their Permitted Transferees pursuant to Rule 144, any other exemption under the 1933 Act or an effective registration statement, such that the purchaser acquires freely tradable shares and subject to compliance by the applicable Investor with the requirements of this Agreement (including Section 8.4), if requested by such Investor, the Company shall cause the transfer agent for the Ordinary Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Ordinary Shares sold or disposed of without restrictive legends (the “Unrestricted Shares”). In connection with any request hereunder by the applicable Investor or its Permitted Transferees, such Investor or its Permitted Transferees shall promptly provide such additional information or certificates that the Company may reasonably deem necessary to remove the restrictive legend or issue the Ordinary Shares without the restrictive legend (the “Investor Documents”); provided, however, that the applicable Investor or any applicable Permitted Transferee shall not be required to provide anything pursuant to this Section 8.1 other than (i) if the Shares have been sold pursuant to an effective registration statement, a confirmation that such Shares have been sold pursuant to the Plan of Distribution section of such registration statement, (ii) if the Shares have been sold pursuant to Rule 144 or another exemption from the registration requirements of the 1933 Act, a certificate reasonably satisfactory to the Company setting forth customary non-affiliate representations to support the delivery of a legal opinion to the Transfer Agent (a “Rule 144 Certificate”), (iii) if requested by the Company, a customary broker’s representation letter with respect to the sale of such Shares, and (iv) in the event the Shares are represented by a share certificate, the share certificate or, if the share certificate has been lost, an executed affidavit of loss. The Company shall, no later than [***] after receipt of the Investor Documents (such date, the “Legend Removal Date”), (x) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended book entry for such Shares and (y) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

8.2[***]

8.3Securities Laws. Each Investor, on behalf of itself and its Affiliates, hereby acknowledges its obligations under the U.S. federal securities laws, including with respect to the prohibition of any person in possession of “material non-public information” about a company from purchasing or selling, directly or indirectly, securities of such company (including entering into short selling or hedge transactions involving such securities), or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.4Lock-Up.

(a)Except as otherwise permitted by Section 8.4(b), with respect to the Initial Shares and any Right Shares acquired by the Investors during the Lock-Up Period (together with the Initial Shares, the “Lock-Up Shares”), until the date that is 180 days after the Closing Date (the “Lock-Up Period”), the Investors shall not (1) Transfer any Lock-Up Shares or (2) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any Lock-Up Shares, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the 1934 Act, with respect to any of the Lock-Up Shares.

(b)Notwithstanding Section 8.4(a), the Investors or any Permitted Transferees shall be permitted to Transfer any portion or all of their Lock-Up Shares at any time solely as follows:

(i)Transfers to any Permitted Transferees of the Investor or any other Permitted Transferee, but only if such transferee agrees in writing with the Company prior to such Transfer (in form and substance reasonably satisfactory to the Company) to be bound by all of the terms of this Agreement applicable to the Investor and the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Lock-Up Shares so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor;

(ii)Transfers pursuant to a merger, consolidation or other business combination involving the Company that is publicly recommended or otherwise authorized or approved by the Board of Directors;

(iii)Transfers pursuant to a tender offer or exchange offer for the equity securities of the Company that is publicly recommended or otherwise authorized or approved by the Board of Directors; and

(iv)Transfers that have been approved in advance by the Board of Directors, subject to such conditions as the Board of Directors determines.

(c)Any attempted Transfer in violation of this Section 8.4 shall be null and void ab initio and neither the Company nor the Transfer Agent shall recognize any such Transfer.

8.5Transfer Restrictions.

(a)The Shares and the Right may only be disposed of or otherwise transferred in compliance with state and federal securities laws.

(b)It is understood that certificates or book entries evidencing the Shares may bear the following or any similar legend (and, if required by the authorities of any state in connection with the issuance or sale of the Shares, the legend required by such state authority):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 OR OTHER AVAILABLE EXEMPTION, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO THE TERMS OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT, DATED JUNE 30, 2026.”

8.6No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict with or impair in any material respect the Company’s obligations to the Investors under this Agreement.

8.7Passive Foreign Investment Company; Controlled Foreign Corporation. Not later than forty-five (45) days after the end of Company’s fiscal year, the Company will determine whether it and each of its Subsidiaries constitutes a “passive foreign investment company” (a “PFIC”) or a “controlled foreign corporation” (a “CFC”) as defined for U.S. tax purposes for such fiscal year and if Company determines it is a PFIC or CFC, will so advise the Investors. For each fiscal year of the Company that an Investor informs the Company that it is a “United States person” within the meaning of Section 7701(a)(30) of the U.S. Internal Revenue Code, as amended (the “Code”), prior to the end of such fiscal year, commencing with the first fiscal year for which the Company is determined to be a PFIC, the Company and each of its Subsidiaries shall no later than ninety (90) days after the end of such fiscal year, furnish such Investor with all information necessary for such Investor to make a qualified electing fund (“QEF”) election, including (i) a PFIC Annual Information Statement under Section 1295(b) of the Code and (ii) all information necessary for it to complete IRS Form 8621 (or a successor form). All information shall be provided in English. The Company will obtain the advice of one of the “big four” accounting firms to make the determinations and provide the information and statements as described in this paragraph.

8.8Subsequent Equity Sales. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Shares pursuant to this Agreement in a manner that would require the registration under the 1933 Act of the sale of the Shares to the Investors, or that will be integrated with the offer or sale of the Shares pursuant to this Agreement for purposes of the rules and regulations of any trading market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

8.9Beneficial Ownership. The Company shall not effect the exercise of any portion of the Right, and such Investor or any Permitted Transferee shall not have the right to exercise any portion of the Right, and such exercise shall be null and void ab initio and treated as if the exercise had not been made, to the extent that, after giving effect to such exercise, such Investor or any Permitted Transferee (together with its respective Affiliates) would beneficially own in excess of 4.9% of the Ordinary Shares outstanding immediately after giving effect to such exercise (or such higher or lower amount as such Investor or Permitted Transferee, as applicable, may specify with at least 61 days’ written notice to the Company, but which in no event may exceed 19.9% of the Ordinary Shares outstanding immediately after giving effect to such exercise) (the “Maximum Percentage”). For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such Investor or any Permitted Transferee (together with its respective Affiliates) shall include the Right Shares with respect to which the determination of such sentence is being made. Except as set forth in the preceding sentence, for purposes of this Section 8.9, beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of the Right Shares, in determining the number of outstanding Ordinary Shares, such Investor or any Permitted Transferee may rely on the number of Ordinary Shares as reflected in the most recent of (i) the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q or other public filing with the SEC, as the case may be, (ii) a more recent public announcement by the Company or (iii) any other notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. Upon the written request of such Investor or any Permitted Transferee, the Company shall promptly (and no later than two (2) Business Days following such request) confirm to such Investor or such Permitted Transferee, as applicable, the number of Ordinary Shares then outstanding. Furthermore, upon the written request of the Company, such Investor or the Permitted Transferee, as applicable, shall confirm to the Company its then current beneficial ownership with respect to the Company’s Ordinary Shares.

8.10Reservation of Right Shares. The Company will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Ordinary Shares, solely for the purpose of enabling it to issue the Right Shares, the number of Ordinary Shares that would be likely be issued and delivered upon the exercise of the Right at such time, such shares to be free from preemptive rights or any other contingent purchase rights of persons other than the Investors.

9.Survival.

9.1Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the applicable Closing of the transactions contemplated by this Agreement for the applicable statute of limitations.

10.Miscellaneous.

10.1Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the applicable Investor, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part (i) to any Affiliate of such Investor or any fund or investment vehicle managed by such Investor or an Affiliate of such Investor or under common management with such Investor and (ii) [***] (a “Permitted Transferee”). The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Ordinary Shares are converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Shares” shall be deemed to refer to the securities received by the Investors in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.2Counterparts; E-mail. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via e-mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other electronic transmission method, each of which shall be deemed an original.

10.3Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.4Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by e-mail, then such notice shall be deemed given upon receipt of confirmation of receipt of e-mail transmission (provided that the sending party does not receive an automated rejection notice), and (iii) if given by an internationally recognized overnight air courier, then such notice shall be deemed given two (2) Business Days after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by five (5) Business Days’ advance written notice to the other party:

If to the Company:

[***]

With a copy to: [***]

If to the Investors:

[***]

With a copy (which shall not constitute notice) to:

[***]

10.5Expenses. The parties hereto shall pay their own costs and expenses in connection herewith regardless of whether the transactions contemplated hereby are consummated; it being understood that each of the Company and the Investors has relied on the advice of its own respective counsel.

10.6Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the other party hereto.

10.7Publicity. Section 13.9(d) of the NPA is incorporated by reference herein, mutatis mutandis. Notwithstanding the foregoing, any Investor may identify the Company, the value of such Investor’s security holdings in the Company and the form and terms of this Agreement in accordance with applicable investment reporting and disclosure regulations without prior notice to or consent from the Company (including, for the avoidance of doubt, filings pursuant to Section 13 and 16 of the 1934 Act).

10.8Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

10.9Entire Agreement. This Agreement, including the signature pages, constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

10.10Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

10.11Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York (and the appellate courts therefrom) for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 10.11 in any such suit, action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.4; provided, that the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the courts set forth in this paragraph and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated herein in any court other than such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES HERETO UNCONDITIONALLY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12Specific Performance. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (a) for any breach of any of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that by seeking the remedies provided for in this Section 10.12, a party shall not in any respect waive its right to any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that the remedies provided for in this Section 10.12 are not available or otherwise are not granted, and nothing contained in this Section 10.12 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.12 before pursuing damages or any other remedy, nor shall the commencement of any action pursuant to this Section 10.12 or anything contained in this Section 10.12 restrict or limit any party’s right to pursue any other remedies under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers and/or directors to execute this Agreement as of the date first above written.

COMPANY:

MEIRAGTX HOLDINGS PLC

By:	/s/ Richard Brian Giroux
Name: Richard Brian Giroux
Title: Chief Financial Officer and Chief Operating Officer

[Signature Page to Securities Purchase Agreement]

INVESTORS:

TPC INVESTMENTS SOLUTIONS II LP

By:	/s/ David Dubsinky

Name:	David Dubsinky
Title:	Authorized Signatory

TPC INVESTMENTS SOLUTIONS CO-INVEST II LP

By:	/s/ David Dubsinky

Name:	David Dubinsky
Title:	Authorized Signatory

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

Registration Rights Agreement

[Intentionally Omitted]

EXHIBIT B

Name of Purchaser	Shares Purchased	Total Purchase Price ($)
TPC Investments Solutions II LP	728,770	$7,666,660.40
TPC Investments Solutions Co-Invest II LP	221,800	$2,333,336.00

EXHIBIT C

Right to Purchase Shares

Name of Purchaser	Aggregate Exercise Price ($)
TPC Investments Solutions II LP	$11,500,000.00
TPC Investments Solutions Co-Invest II LP	$3,500,000.00

EXHIBIT D

NOTICE OF EXERCISE

To: MEIRAGTX HOLDINGS PLC (the “Company”)

The undersigned hereby elects to exercise the right pursuant to the attached Securities Purchase Agreement (the “Agreement”) for the purchase of ____________ ordinary shares, nominal value $0.00003881 per share (“Right Shares”) of MeiraGTx Holdings plc, a Cayman Islands exempted company (the “Company”) at a per share purchase price of $____________. The undersigned shall tender the aggregate payment for the Right Shares in accordance with Section 4.1 of the Agreement.

In connection with the issuance of the Right Shares, please issue the Right Shares in book-entry position with the Company’s transfer agent in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

(City, State)

In connection with such exercise, the undersigned hereby acknowledges that the Company and the Company’s officers, employees, agents and affiliates may possess non-public information not known to the undersigned regarding or relating to the Company or the Right Shares. The undersigned acknowledges that the undersigned has had adequate opportunity to ask questions of the Company and its officers, employees and agents and to otherwise obtain from the Company such information regarding the Company necessary for the undersigned to evaluate its investment in the Company.

By delivery of this Notice of Exercise, the undersigned represents and warrants to the Company that, after giving effect to the exercise evidenced hereby, the undersigned will not beneficially own Ordinary Shares in excess of the Maximum Percentage (as defined in Section 8.9 of the Agreement).

(Date)	(Signature)

EXHIBIT E

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned holder of the attached Securities Purchase Agreement (the “Agreement”) hereby sells, assigns and transfers unto _______________________, whose address is _______________________________________ and whose taxpayer identification number is _________________, the undersigned’s right, title and interest in and to the Agreement to purchase ordinary shares, nominal value $0.00003881 per share (“Ordinary Shares”) of MeiraGTx Holdings plc, a Cayman Islands exempted company (the “Company”), and does hereby irrevocably constitute and appoint __________________________ attorney-in-fact to transfer such Right (as defined in the Agreement) on the books of the Company with full power of substitution in the premises.

In connection with such sale, assignment, transfer or other disposition of the Agreement, the undersigned hereby confirms that:

☐

such sale, transfer or other disposition may be effected without registration or qualification under the Securities Act of 1933, as amended (the “1933 Act”) as then in effect and any applicable state securities law then in effect; or

☐	such sale, transfer or other disposition has been registered under the 1933 Act, and registered and/or qualified under all applicable state securities laws.

(Date)	(Signature)